Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”), by and between DELBERT HUMENIK (“Employee,” or “you”) and PAYCHEX, INC. (the “Company”) and its parents, subsidiaries, divisions, affiliates, and/or related business entities, and with respect to each of them, their predecessors, successors and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past and/or present shareholders, directors, officers, attorneys, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company”) is entered into on October 25, 2010 and becomes effective as described in paragraph 15 below.
1.	Separation Date. Your voluntary separation date, which shall be your last day of employment with the Company, will be October 15, 2010 (the “Separation Date”).
2.	Separation Payment. In consideration of and exchange for your release and waiver of all claims against the Company and your compliance with all other terms and conditions of this Agreement: (a) within ten (10) business days following six (6) months after your Separation Date, Paychex will pay you $210,000.00 (which is the equivalent of six (6) months of your usual base pay compensation), less required withholdings; and (b) if you timely elect COBRA coverage for yourself and/or your eligible dependents, the Company will pay the premiums for such coverage for six (6) months following your Separation Date (together, the “Separation Payment”). Subsequent to that six (6) month period, you may be eligible to elect to continue health coverage on a self-pay basis in accordance with your rights and obligations under COBRA. Information regarding your rights under COBRA will be provided to you under separate cover.
3.	Good and Valuable Consideration. You acknowledge and agree that the Separation Payment and other consideration provided to you under this Agreement represent good and valuable consideration for your General Release and your obligations hereunder.
4.	Release and Waiver of All Claims. In exchange for the Separation Payment and other good and valuable consideration set forth herein, Employee hereby releases and discharges Paychex, its present and former officers, directors, employees, representatives, agents, subsidiaries, affiliates, benefit plans and their plan administrators, successors and assigns and their respective directors, officers, employees and agents (hereinafter collectively referred to as the “Releasees”), both individually and in their official capacity, from all claims, actions and causes of action of any kind, which he, or his agents, executors, heirs, or assigns ever had, now have, or may have, whether known or unknown, as a result of his employment by, or separation from employment with, Paychex from the beginning of time through the date this Agreement is executed. This includes, but is not limited to, any claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981 et seq., the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, New York State Labor Law, all the foregoing as amended, or any other claims of employment discrimination, wrongful termination, claim for wages, or breach of contract under federal, state or local laws, insofar as release of such claims is allowed by law.
5.	Administrative Remedies. Employee agrees not to file a lawsuit or other action asserting any claim or right that he has waived herein. The Parties acknowledge that this Agreement does not limit Employee’s right to file a charge or participate in an investigative proceeding before the Equal Employment Opportunity Commission or any federal, state or local governmental agency with which the right to file or participate in such proceedings may not be waived. To the extent permitted by law, if such an administrative claim is made, Employee agrees to waive and otherwise forego recovery of any individual monetary or equitable relief directly or indirectly related to such claim.
6.	No Admission of Wrongdoing. This Agreement is not intended, and shall not be construed, as an admission that you or the Company have violated any law (statutory or decisional), ordinance or regulation, breached any contract or policy, or committed any wrongdoing.

7.	Post Termination Obligations and Existing Contractual Obligations. You acknowledge that by virtue of your employment by the Company as Sr. Vice-President of Sales and Marketing, you have had unfettered access to a range of sensitive and confidential information regarding the business operations, strategies, customers, prospects, employees and finances of the Company and its affiliates. You acknowledge that you are bound by the terms of the Employee Confidentiality, Non-Solicitation and Non-Compete Agreement as signed by you on September 14, 2009 (“Confidentiality Agreement”), and that the provisions of the Confidentiality Agreement shall continue in full force and effect following the Separation Date. You also acknowledge that you continue to be bound by the Non-competition, Non-solicitation, Confidentiality, and Detrimental Conduct provisions of your 2009 and 2010 equity compensation agreements with the Company.

8.	Non-Disparagement. Employee agrees that he will not disparage or defame or encourage or induce others to disparage or defame the Company, including comments that would adversely affect or damage in any manner (or otherwise portray in a false or negative light) the conduct of the business of, or business reputation of, the Company or any of its officers, directors, affiliates, or personnel.

9.	Return of Property. On or before the Separation Date you shall comply in all respects with the Confidentiality Agreement and shall immediately return to the Company all property belonging to the Company and/or the Company Entities, including but not limited to laptop, cell phone, keys, card access to the building and office floors, work papers, notes, files, documents, internal policies and other confidential business financial information and documents, such as files and material in your possession (including any computers, pagers, Blackberry, cellular phones, etc.), and all copies of computerized databases and related materials regarding the Company.

10.	Cooperation. You agree that, following your Separation Date, you will cooperate with the Company and its counsel (i) with respect to all matters, for which you had responsibility or oversight while employed and (ii) any claims and/or lawsuits involving the Company of which you may have particular knowledge or in which you may be a witness, and following your termination of employment, you agree to cooperate with, and make yourself available on a reasonable basis to respond to inquiries from, representatives of any of the Company regarding any matters arising during the course of your employment or in connection with any investigation, administrative proceeding, arbitration, mediation or litigation.
11.	Material Breach. Any breach of the provisions of Paragraphs 4, 7, 8, 9 and/or 10 above, shall be considered a material breach of this Agreement. In the event that you have committed a material breach of this Agreement, in addition to any remedies available to the Company under this or any other applicable agreement, Employee acknowledges that Company shall no longer be obligated to make the payment set forth in paragraph 2 and Employee further consents to the entry of injunctive relief (without posting of a bond), in addition to the Company’s right to pursue any and all other remedies under the law. The Company shall be entitled to recover its attorneys’ fees and costs incurred in any such action.
12.	References. All reference inquiries relating to your employment with the Company shall be directed to the Vice President of Organizational Development.
13.	Governing Law and Enforcement. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law. Additionally, any action concerning this Agreement shall be commenced exclusively in the state courts of Monroe Country, New York or United States District Court for the Western District of New York, in Rochester, New York. Both parties consent to the exclusive jurisdiction of such state and federal courts and waive any claim under the doctrine of forum non conveniens.

14.	Entire Agreement; Confidentiality. You understand that, except as otherwise provided herein, this Agreement constitutes the complete understanding between the Company and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and the Company. No other promises or agreements, or modifications, waivers or amendments to this Agreement, shall be binding unless in writing and signed by both the Company and you after the execution of this Agreement. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when executed together, shall constitute but one and the same Agreement. The parties further agree that if any part or any provision of this Agreement is determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement. You further agree that you will keep the terms of this Agreement confidential and will not disclose the Agreement to third-parties, except immediate family members and your financial or legal advisors, all of whom shall also maintain the confidentiality of the terms of the Agreement.

15.	Right of Revocation. Employee may exercise his right to revoke this Agreement by submitting his intent to revoke in writing to Paychex’ Chief Legal Officer within seven (7) days from the date he executes the Agreement. This Agreement does not become effective until the eighth day following Employee’s execution of this Agreement and is expressly conditioned on this Agreement not being revoked during the seven (7) day revocation period (the “Effective Date”).
16.	Knowing and Voluntary Execution. Employee understands and agrees that he:
a.	Has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before executing it.

b.	Has carefully read and fully understands each provision herein.

c.	Is, through this Agreement, releasing the Company and the Releasees from any and all claims he may have against the Company and/or the Releasees.

d.	Knowingly and voluntarily agrees to each term in this Agreement.

e.	Knowingly and voluntarily intends to be legally bound by the same.

f.	Has been advised by the Company to consult with his own counsel regarding the terms of this Agreement prior to executing this Agreement.

g.	Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.
17.	409A Considerations. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Employee by Code Section 409A or any damages for failing to comply with Code Section 409A hereunder or otherwise. Any reimbursement payment for costs or expenses or otherwise, except as permitted by Code Section 409A, shall (i) be made no later than the end of the calendar year following the calendar year in which such costs, expenses or in-kind benefits were incurred or provided; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the amounts of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (other than with regard to a limit related to the period in which an arrangement is in effect (other than with regard to a limit related to the period in which the arrangement is in effect with regard to an arrangement subject to Section 105(b) of the Code), and (iii) the reimbursement or in-kind benefit cannot be liquidated or exchanged for any other benefit.

     IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement as of the date set forth above:

PAYCHEX, INC.		DELBERT HUMENIK

BY:	/s/ Will Kuchta	BY:	/s/ Delbert Humenik

	Name: Will Kuchta		Delbert Humenik
Title: Vice President, Organizational Development

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